UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 12, 2018

Petrolia Energy Corporation

(Exact name of registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2018, the Board of Directors of Petrolia Energy Corporation (the “Company’s”) approved the entry into:

(a)

a $500,000 Convertible Promissory Note with Blue Sky International Holdings Inc. The Convertible Promissory Note, effective April 1, 2018, is due on April 1, 2019, accrues interest at the rate of 11% per annum until paid in full, and is convertible into shares of common stock of the Company at the rate of $0.12 per share; and

(b)

an Amended Revolving Line of Credit Agreement with Jovian Petroleum Corporation, a related party (Mr. Zel C. Khan, our Chief Executive Officer and President, is the former manager of Jovian and Mr. Quinten Beasley, our Director, currently serves as President of Jovian), which establishes a revolving line of credit in the amount of $500,000 for a period of six months (through August 9, 2018) with amounts borrowed thereunder due at the expiration of the line of credit and accruing interest at the rate of 3.5% per annum unless there is a default thereunder at which time amounts outstanding accrue interest at the rate of 7.5% per annum until paid in full, with such interest payable every 90 days.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Convertible Promissory Note and Amended Revolving Line of Credit Agreement in Item 1.01 above is incorporated in this Item 2.03 in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder in connection with the sale of the Convertible Promissory Note described above since the foregoing issuance did not involve a public offering, the recipient was (a) an “accredited investor”, and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act. With respect to the transaction described above, no general solicitation was made either by us or by any person acting on our behalf. The transaction was privately negotiated, and did not involve any kind of public solicitation. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On April 12, 2018, the Board of Directors of the Company (a) appointed Zel C. Khan (the current Chief Executive Officer and Director of the Company) as Secretary of the Company; and (b) appointed Ivar Siem as a member of the Board of Directors of the Company. Mr. Ivar’s biographical information is provided below.

Ivar Siem, age 70, is the Chairman of American Resources Inc. (“American”) and has served as CEO of American since January 2013. Mr. Siem has broad experience from both the upstream and the service segment of the oil and gas industry. Mr. Siem previously served as the as the CEO of Blue Dolphin Energy from January 1990 to May 2014. Mr. Siem has broad experience from both the upstream and the service segments of the oil and gas industry. He has been the founder of several companies and involved in multiple roll-ups and restructuring processes throughout his career. These include Fred Olsen, Inc., Dolphin International, Inc., Blue Dolphin Energy, Seateam Technology ASA, DI Industries/Grey Wolf Drilling, American Resources Offshore, Inc., and Equimavenca SA. He has served on a number of public and private company boards including Frupor SA, Avenir ASA, Wellcem AS, and Siem Industries, Inc. Mr. Siem is not currently expected to be named to any committees of the Board of Directors.

Mr. Siem is not party to any material plan, contract or arrangement (whether or not written) with the Company and there are no arrangements or understandings between Mr. Siem and any other person pursuant to which he was selected to serve as a director of the Company, nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Petrolia Energy Corporation

/s/ Tariq Chaudhary
Tariq Chaudhary CFO

Date: April 13, 2018